Exhibit 10.9

AGREEMENT BETWEEN
SWS GROUP, INC.
AND
DAVID GLATSTEIN

This Agreement between SWS Group, Inc. (hereinafter defined), and David Glatstein (“Executive”) is entered into on the Effective Date (hereinafter defined).

I.    RECITALS

1.  Executive has been employed as an executive of SWS and in such capacity has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other information relating to the internal affairs of SWS.

2.  Executive desires to resign from SWS on December 31, 2001. In conjunction with Executive’s desire, and pursuant to the terms hereof, Executive will receive substantial compensation and other benefits from SWS that otherwise would not be available to him.

3.  It is the desire of both parties that the remainder of Executive’s employment at SWS, and his subsequent resignation from SWS, be conducted in an amicable manner and without undue prejudice to either party.

4.  During his tenure at SWS, Executive has been entrusted with, acquired, or developed substantial knowledge and expertise of a special nature relating to the business, financial and functional areas of SWS, as well as other information and knowledge concerning SWS and its internal business affairs.

5.  As set forth below, SWS is providing the Executive benefits of substantial value under this Agreement, and Executive agrees to be strictly bound by the terms hereof.

THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, SWS and Executive agree as follows:

II.    CERTAIN DEFINITIONS.

1.  “SWS” shall mean SWS Group, Inc., a Delaware corporation, and all of its direct and indirect subsidiaries and affiliated entities and successors and assigns thereof.

2.  “SWS Information” shall mean all information which SWS does not routinely disclose in response to inquiries from competitors or others and which is information not readily obtainable elsewhere without expenditure of significant time, effort, or expense including, but not limited to, prospect lists; customers lists; information regarding SWS’ marketing and operating methods, strategies, and techniques; pricing information; unpublished information regarding SWS’ costs, profits, losses, and other financial matters; information regarding the quality of SWS’ products and services, business volume, delivery capabilities, and terms of customers contracts; private

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information regarding SWS’ customers or prospective customers; and materials not available to the general public, such as manuals, procedures, policies, forms, records, creative concepts and original material, computer programs and data; and all other guarded and unpublicized information which, if disclosed, would be advantageous to a competitor of SWS.

3.  “Competitive Business” shall mean any business entity involved in the operation and development of securities trading/back office computing systems, the development of software for securities trading and back office computing, online trading, securities clearing, corporate finance, public finance, fixed income sales, institutional sales, capital markets, equity research and brokerage activities.

4.  The term “Participate” shall mean lending one’s name to, acting as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, executive, consultant or in any other individual or representative capacity (other than by ownership of less than five percent of the stock of a publicly-held corporation).

5.  The term “Effective Date” shall be the date seven days after Executive signs the Agreement on the signature page below.

III.    TERMS

1.  Change of Status and Resignation of Employment.    Pursuant to his request, as of December 31, 2001, Executive shall resign from employment and shall immediately resign all positions held by him at SWS as an officer or director. From January 1, 2002 until August 30, 2003, despite not having any permanent or established responsibilities, Executive shall provide SWS with advice, information, guidance, and assistance as reasonably requested. Executive further agrees that during this period, Executive shall not have authority to contractually bind SWS, shall not cause SWS to incur expenses and/or costs without prior written approval, and shall not engage in misconduct or violate SWS’ Code of Conduct which was in effect on the Effective Date.

2.   Restrictive Covenants and Other Conduct.    Executive acknowledges and agrees that under the terms and provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he will receive benefits from SWS that would not otherwise be available to him, and that such benefits are substantial and material. Executive further acknowledges and agrees that in the course of his employment with SWS he has been entrusted with, and been privy to, sensitive, privileged and confidential SWS Information, and as an executive of SWS has participated in the legal affairs, management, strategic planning and development of the business and services of SWS, the analysis of the needs and requirements of SWS’ customers, and that, if discussed, communicated, or disclosed to third parties or used in competition with SWS, would be highly detrimental to SWS. In addition, Executive has been entrusted with, and has obtained, SWS Information. Accordingly, Executive agrees to the following provisions and covenants:

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2.1  Non-Competition and Non-Solicitation.    Following execution of this Agreement and until August 30, 2003, Executive will not engage or Participate, directly or indirectly, in:

a.  Any Competitive Business within any state in which SWS or any of its subsidiaries conducts or has conducted its Competitive Business;

b.  Hiring, attempting to hire or assisting any other person or entity in hiring or attempting to hire an employee of SWS who was an employee of SWS during Executive’s employment; and,

c.  Soliciting business of any SWS customer for any of the same services provided by SWS as of the Effective Date.

2.2  Other Conduct.    Except under compulsory process, Executive will not discuss, disclose, communicate, or use for any purpose any SWS Information. (By way of example and not by way of limitation, absent written approval from SWS, Executive shall not publish any books or articles related to SWS Information and shall not grant interviews and/or make public appearances regarding his employment at SWS). Executive also agrees that absent written approval by SWS, or by compulsory process, he shall make no public statements nor publish in any form any information related to his separation and/or pending separation from SWS. Executive further agrees he will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of SWS, including disparaging or embarrassing SWS or its officers, directors, agents, attorneys and other personnel, or discussing SWS Information with any third parties. However, this paragraph shall not prohibit Executive from communicating to third parties general information about his duties and responsibilities while employed by SWS, general information about SWS that is readily available to the general public, and general information about the positions he held while employed by SWS.

2.3  Reasonable Restrictions.    Executive represents to SWS that the enforcement of the restrictions contained in paragraphs 2.1 and 2.2 of Section III would not be unduly burdensome to Executive and the restrictions are agreed to by Executive in order to induce SWS to enter into this Agreement.

2.4  Remedies.    If the scope of any provision contained in paragraphs 2.1 and 2.2 of Section III of this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of paragraphs 2.1 and 2.2 of Section III of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of the Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of the Agreement. Executive understands and agrees that SWS would be irreparably damaged in the event that the provisions of paragraphs 2.1 and 2.2 of Section III of this

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Agreement are violated, and agrees that SWS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of the Agreement and to specifically enforce the terms and provisions hereof.

3.  Cooperation.    Executive covenants and agrees that from and after the Effective Date, he will cooperate with SWS, its officers, executives, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may exist, be anticipated, or threatened (“Proceedings”) related to SWS business during the period of Executive’s employment with SWS. Executive further covenants and agrees that he will cooperate with SWS, its officers, executives, agents, affiliates and attorneys on any other matter (“Matters”) related to SWS business during the period of Executive’s employment with SWS. Executive also covenants and agrees he will cooperate with SWS, its officers, executives, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his employment at SWS, including, but not limited to, his separation or pending separation from SWS. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters or proceedings as shall from time to time be requested by SWS, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend any matter or proceeding outside of the city of Executive’s residence. In the event Executive is made aware of any issue or matter related to SWS, is asked by a third party to provide information regarding SWS, or is called other than by SWS as a witness to testify in any matter related to SWS, Executive will notify SWS immediately in order to give SWS a reasonable opportunity to respond and/or participate in such matter. SWS shall endeavor to provide Executive reasonable notice of the need for cooperation and shall schedule Executive’s cooperation in consultation with Executive.

4.  Compensation, Benefits and Other Consideration to be Received by Executive.    Following the Effective Date of the Agreement, Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

a.  Executive’s current salary ($600,000.00 per annum), which will be paid monthly or in accordance with the normal payroll practices of SWS, and other benefits, including (by way of example and not by way of limitation) health and dental benefits provided to other SWS executives, will be continued through December 31, 2001.

b.  From January 15, 2002, until August 15, 2003, Executive shall receive from SWS monthly payments in the amount of $50,000.00, which combined shall total $1,000,000.00. Executive agrees to pay all federal, state and local taxes associated with such payments. Such monthly payments shall be made to Executive on or before the 15th day of each month.

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c.  All unvested options to purchase stock awarded to Executive under the provisions of the SWS Stock Option Plan, shall become immediately vested and shall be exercisable pursuant to and in accordance with the Agreement awarding such option shares, as if Executive were still employed.

The foregoing compensation, benefits and other consideration to be received by Executive constitute his sole and exclusive rights to any payments or benefits from SWS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he is entitled under any SWS plan qualified under Section 401(a) of the Internal Revenue Code and pursuant to COBRA.

5.  Indemnification of Executive.    SWS agrees to indemnify Executive pursuant to the terms of the bylaws of SWS Group, Inc. as adopted on May 6, 1998, by action of the Board of Directors.

6.  Release by Executive.    It is understood and agreed by the parties that except as specifically set forth in this Agreement, SWS shall not be required to pay any amount or provide any benefit to Executive. As of the Effective Date of this Agreement, Executive hereby releases SWS, and the Executives, agents, attorneys, officers and directors of SWS, from all claims or demands Executive may have based on Executive’s employment with SWS or the termination of that employment. As of the Effective Date of this Agreement, Executive also releases SWS, and the Executives, agents, attorneys, officers and directors of SWS, from all other claims, contracts or causes of action of any nature whatsoever, that he has or may have, whether accrued or contingent, and whether known or unknown. Such release includes, but is not limited to, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Executive of any claims for wrongful discharge or workplace torts.

This release does not include a release of (i) Executive’s right, if any, to pension, or similar benefits under SWS’ standard retirement program, (ii) any rights or claims that Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement, or (iii) any rights or claims Executive may have pursuant to the terms of this Agreement.

7.  Release by SWS.    With the exception of any matter that could be the subject of an investigation by the NYSE, AMEX, NASD, SEC or any governmental agency for violation of any regulatory provision, SWS hereby releases and discharges Executive from all claims, demands, liabilities, obligations, losses, expenses, damages, actions and causes of action known as of the date of this Agreement.

8.  Home and Laptop Computers.    SWS provided to Executive a pager, laptop computer and a personal computer for use at his residence. In conjunction with the execution of this

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Agreement, SWS transfers ownership of the pager, laptop and personal computers to Executive, provided that Executive allows SWS to delete all SWS Information stored on the computers by January 31, 2002. Executive shall be responsible for payment of all monthly fees for use of the pager.

9.  Office and Return of SWS Information.    Executive shall have continued access to his office and his parking space at SWS until January 31, 2002. Beginning February 1, 2002, an office will no longer be available for Executive’s use at SWS. Upon execution of this Agreement, Executive shall deliver to SWS all keys and access cards to any SWS facility. All SWS property and documents and other tangible items containing SWS Information which are in Executive’s possession, custody or control shall be returned to SWS no later than January 31, 2002.

10.  Dial-Up Access.    Through January 31, 2002, SWS will make its computer system available to Executive on a limited basis by remote access. Executive’s access shall be limited only to the following: (i) Microsoft Outlook/Microsoft Exchange; (ii) log on access to CSS for “Glatstein 6507 (mydiscountbroker); (iii) Nextrend; (iv) Executive’s personal area on the network drive; and (v) internet access via Microsoft Internet Explorer.

11.  Press Release.    SWS shall issue a press release in the form attached hereto as Exhibit “A.”

12.  Period for Review and Consideration of Agreement.    Executive understands he has been given a period of 21 days to review and consider this Agreement before signing it. Executive further understands he may use as much of the 21 day period as he wishes prior to signing.

13.  Encouragement to Consult with Attorney.    Executive acknowledges he was encouraged to and did consult with an attorney before signing this Agreement.

14.  Executive’s Right to Revoke Agreement.    Executive may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to SWS. For the revocation to be effective, written notice must be received by SWS no later than the close of business on the seventh day after Executive signs the Agreement. If Executive revokes the Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in paragraph 4 of this Agreement or any other payments or benefits from SWS, except those to which he otherwise is entitled to by law.

15.  Amendments.    This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of SWS.

16.  Entire Agreement.    This Agreement, constitutes the entire agreement of the parties, and supersedes and prevails over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive’s employment with SWS and the subject matters herein. However, the parties to this Agreement expressly acknowledge that the provisions of this Paragraph will not modify and/or limit Executive’s entitlement to benefits pursuant to any SWS plan qualified under Section 401(a) of the Internal Revenue Code,

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including the [Identify Plans]. To the extent provisions in this Agreement directly conflict with provisions in the above-referenced Agreements, the provisions in this Agreement shall control.

17.  Confidentiality.    Executive and SWS agree that the terms of this Agreement shall be kept strictly confidential, except as may be required by law, or, in the case of SWS, for internal business purposes. Executive may disclose such information to his spouse, to individuals retained by him to provide advice/guidance on personal financial and/or legal matters, to individuals retained by him to provide administrative assistance, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their agreement to maintain the confidentiality of such information).

18.  Governing Law.    Except as otherwise expressly provided herein, this Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas. Any dispute or conflict arising out of or relating to the Agreement, except for an action brought by SWS pursuant to paragraphs 2.1 and 2.2 of Section III above, must be brought in a court of competent jurisdiction located in Dallas County, Texas.

19.  Notices.    All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

If to Executive:

David Glatstein
7 Milford
Dallas, Texas 75230
Telephone Number: (214) 334-7138

With a copy to:

Robert E. Luxen, Esq.
2001 Bryan, Suite 3900
Dallas, Texas 75201
Telephone Number: (214) 922-4138

If to SWS:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270
Attention: Don Buchholz, Chairman
Telephone Number: (214) 651-1800

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With a copy to:

Stuart E. Blaugrund, Esq.
Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201-4761
Telephone Number: (214) 999-3000

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.

EXECUTIVE:	SWS GROUP, INC.:

/s/ DAVID GLATSTEIN	By:	/s/ DON BUCHHOLZ
David Glatstein		Don Buchholz Chairman

Dated: December 21, 2001	Dated: December 21, 2001

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